MEMORANDUM

DATE: December 19, 2001

TO: File

FROM: Owen Meacham

RE: Item 77(i): Form N-SAR for Newbury Street Trust

Pursuant to a Board approved vote on May 17, 2001, Fidelity Cash Management Funds: Tax-Exempt Fund commenced a new class of shares Fidelity Tax-Free Money Market Fund on June 26, 2001.